Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Comera Life Sciences Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share, that may be issued under the Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan	457(h)	3,000,000(2)	$0.3602(3)	$1,080,600	0.00011020	$119.08
Total Offering Amounts					$1,080,600		$119.08
Total Fee Offsets							$0
Net Fee Due							$119.08

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) that may become issuable under the Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan (the “2022 Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	This Registration Statement covers 3,000,000 shares of the Registrant’s Common Stock, which are issuable pursuant to the 2022 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Stock Market on September 11, 2023, which date is within five business days prior to the filing of this registration statement.